Exhibit 99.1 State Street Corporation One Lincoln Street Boston, MA 02111 NYSE: STT www.statestreet.com
Boston, MA… July 15, 2022 News Release

STATE STREET REPORTS SECOND QUARTER 2022 EPS OF $1.91; $1.94 EXCLUDING NOTABLE ITEMS(a)
% changes noted below reflect year-over-year 2Q comparisons

ROBUST NEW SERVICING WINS OF $972 BILLION
STRONG NET INTEREST INCOME GROWTH OF 25%
FX TRADING SERVICES REVENUE GROWTH OF 16%
EXPENSES FLAT
PRE-TAX MARGIN OF 28.3%

Ron O'Hanley, Chairman and Chief Executive Officer: "Our second-quarter results reflect the strength and durability of our business model as strong growth in net interest income and improved FX trading performance enabled us to partially offset significant fee revenue headwinds from weaker equity and fixed income markets. Operating expenses continued to be well-controlled as we remained committed to expense discipline, while managing inflationary pressures and investing back into our businesses, resulting in a healthy pre-tax margin for the quarter."

O'Hanley added: "Our capital ratios remain strong. The results of the recent supervisory stress test highlighted the strength of our balance sheet and capital position under stress. For the second year in a row, we are pleased to have announced a 10% increase to our common stock dividend and it remains our intention to reinitiate our existing common share repurchase program in the fourth quarter of 2022."

FINANCIAL HIGHLIGHTS

(Table presents summary results, dollars in millions, except per share amounts, or where otherwise noted)	2Q22	1Q22	2Q21	% QoQ		% YoY
Income statement:
Total fee revenue	$2,370	$2,573	$2,514	(8)%		(6)%
Net interest income	584	509	467	15		25
Other income	(1)	(1)	53	—		nm
Total revenue	2,953	3,081	3,034	(4)		(3)
Provision for credit losses	10	—	(15)	nm		nm
Total expenses	2,108	2,327	2,111	(9)		—
Net income	747	604	763	24		(2)

Financial ratios and other metrics:
Diluted earnings per share (EPS)	$1.91	$1.57	$2.07	22%		(8)%
Return on average common equity (ROE)	12.1%	9.5%	12.6%	2.6%	pts	(0.5)%	pts
Pre-tax margin	28.3	24.5	30.9	3.8%	pts	(2.6)%	pts
AUC/A ($ billions)(1)	$38,180	$41,724	$42,597	(8)%		(10)%
AUM ($ billions)(1)	3,475	4,022	3,897	(14)		(11)

(1) As of period-end.

(a) See "2Q22 Highlights" in this news release for a listing of notable items. Results excluding notable items and/or currency translation impact are non-GAAP measures. Please refer to the Addendum included with this news release for an explanation and reconciliation of non-GAAP measures.

Investor Contact: Ilene Fiszel Bieler +1 617-664-3477          Media Contact: Carolyn Cichon +1 617-664-8672

2Q22 HIGHLIGHTS
(all comparisons are to 2Q21, unless otherwise noted)

AUC/A and AUM
•Investment Servicing AUC/A as of quarter-end decreased (10)% to $38.2 trillion, primarily driven by lower equity and fixed income market levels, partially offset by net new business and client flows
•Investment Management AUM as of quarter-end decreased (11)% to $3.5 trillion, mainly reflecting lower equity and fixed income market levels and institutional net outflows, partially offset by ETF and cash net inflows

New business and strategy execution
•Investment Servicing mandates announced in 2Q22 totaled $972 billion; quarter-end servicing assets to be installed in future periods of $3.6 trillion
◦New business wins well-diversified across key client segments and geographies
•Reported 1 new Alpha client mandate and 1 Alpha client mandate went live in 2Q22
◦20 total Alpha client mandates signed since inception, with 12 live as of the end of 2Q22
•Momentum across Front office software and data with annual recurring revenue (ARR) of $251 million, up 20%(a)
•Strong 2Q22 inflows of $15 billion in our Investment Management Cash franchise, contributing to an increase in market share(b)
•State Street Global Markets named the #1 FX provider to asset managers in the annual Euromoney Survey, up from #2 last year(c)

Revenue
•Fee revenue decreased (6)%, largely reflecting lower Servicing fees and Other fee revenue as well as the impact of currency translation, partially offset by higher FX trading services revenue(d)
◦Servicing fees decreased (7)%, or down (4)% excluding currency translation(d)
◦Management fees decreased (3)%, or down (1)% excluding currency translation(d)
◦FX trading services increased 16%
◦Securities finance decreased (2)%
◦Software and processing fees decreased (11)%
•Net interest income (NII) increased 25%

Expenses
•Total expenses were flat, primarily reflecting the benefit from currency translation
•Total expenses decreased (1)% excluding notable items(d)
◦Compensation and employee benefits decreased (3)%, or up 1% excluding currency translation(d)
◦Non-compensation expense increased 2%, or up 4% excluding currency translation(d)
•Continued to invest meaningfully and address wage growth by driving offsetting optimization savings and reducing incentive compensation in light of the market environment

(a) See the endnotes included in the "In This News Release" section for explanations of Front office software and data annual recurring revenue (ARR).
(b) Market share data based on Global Institutional Money Market Funds and sourced from Money Fund Analyzer, a service provided by iMoneyNet as of June 2022.
(c) Recognized Global Markets as the #1 FX provider to asset managers in the 2022 Euromoney (Real Money) FX Survey.
(d) Results excluding notable items and/or currency translation impact are non-GAAP measures. Please refer to the Addendum included with this news release for an explanation and reconciliation of non-GAAP measures as well as the impact of currency translation on the respective line items.

Notable items

(Dollars in millions, except EPS amounts)	2Q22	1Q22	2Q21

Other income(a)	$—	$—	$53
Acquisition and restructuring costs	(12)	(9)	(11)
Legal and other costs(b)	—	—	11

Notable items (pre-tax)	$(12)	$(9)	$53

EPS impact	$(0.03)	$(0.02)	$0.10

Capital
•Standardized common equity tier 1 (CET1) of 12.9% increased 1.7% points and 1.0% point compared to 2Q21 and 1Q22, respectively
•Tier 1 leverage ratio of 6.0% increased 0.8% and 0.1% point compared to 2Q21 and 1Q22, respectively
•ROE of 12.1% decreased (0.5)% point compared to 2Q21 and increased 2.6% points compared to 1Q22
•State Street's preliminary stress capital buffer (SCB) calculated under this year's supervisory stress test was well below the 2.5% minimum, resulting in an SCB at that floor
•Capital return:
◦In 2Q22, State Street returned a total of $210 million of capital to shareholders through declared common dividends of $0.57 per share
◦In June 2022, State Street announced a planned 10% increase to 3Q22 quarterly common stock dividend to $0.63 per share, subject to approval by the Board of Directors, and its intention to resume its common share repurchase program in 4Q22(c)

(a) Gain on sale of $53 million in 2Q21 included in Other income, reflecting a gain on sale of a majority interest in our Wealth Manager Services business.
(b) Legal and other benefits of $11 million in 2Q21 included in Other expenses.
(c) As previously disclosed, stock purchases under State Street’s existing common share repurchase program are presently suspended. When the stock purchase program is in effect, stock purchases may be made using various types of transactions, including open-market purchases, accelerated share repurchases or other transactions off the market, and may be made under Rule 10b5-1 trading programs. The timing and amount of any stock purchases and the type of transaction will depend on several factors, including State Street’s capital position and financial performance, investment opportunities, market conditions and the amount of common stock issued as part of employee compensation programs. The common stock purchase program does not have specific price targets and may be suspended, as it is presently, at any time.

MARKET DATA
The following table provides a summary of selected financial information, including market indices and foreign exchange rates.

(Dollars in billions, except market indices and foreign exchange rates)	2Q22	1Q22	2Q21	% QoQ	% YoY

Assets under Custody and/or Administration (AUC/A)(1)(2)	$38,180	$41,724	$42,597	(8.5)%	(10.4)%
Assets under Management (AUM)(2)	3,475	4,022	3,897	(13.6)	(10.8)

Market Indices:(3)
S&P 500 Daily Average	4,106	4,464	4,184	(8.0)	(1.9)
S&P 500 EOP	3,785	4,530	4,298	(16.4)	(11.9)
MSCI EAFE Daily Average	1,998	2,212	2,307	(9.7)	(13.4)
MSCI EAFE EOP	1,846	2,182	2,305	(15.4)	(19.9)
MSCI Emerging Markets Daily Average	1,055	1,187	1,351	(11.1)	(21.9)
MSCI Emerging Markets EOP	1,001	1,142	1,375	(12.3)	(27.2)
Barclays Capital Global Aggregate Bond Index EOP	458	500	541	(8.4)	(15.3)

Foreign Exchange Volatility Indices:(3)
JPM G7 Volatility Index Daily Average	9.7	7.2	6.3	34.0	53.2
JPM Emerging Market Volatility Index Daily Average	12.0	10.7	9.4	12.1	27.7

Average Foreign Exchange Rate:
EUR vs. USD	1.065	1.122	1.205	(5.1)	(11.6)
GBP vs. USD	1.256	1.341	1.398	(6.3)	(10.1)
(1) Includes EOP assets under custody of $28,609 billion, $31,447 billion and $31,947 billion, as of 2Q22, 1Q22, and 2Q21, respectively.
(2) As of period-end.
(3) The index names listed in the table are service marks of their respective owners.

INDUSTRY FLOW DATA
The following table represents industry flow data.

(Dollars in billions)	2Q22	1Q22	4Q21	3Q21	2Q21
North America - (US Domiciled) Morningstar Direct Market Data:(1)(2)
Long Term Funds	$(276)	$(67)	$102	$150	$196
Money Market	(54)	(143)	201	15	33
ETF	93	181	157	77	123
Total Flows(3)	$(237)	$(29)	$459	$242	$351

EMEA - Morningstar Direct Market Data:(1)(4)
Long Term Funds	$(32)	$10	$155	$192	$226
Money Market	(5)	(69)	110	(4)	(10)
ETF	24	45	35	37	51
Total Flows(3)	$(13)	$(14)	$299	$225	$267

(1) Industry data is provided for illustrative purposes only. It is not intended to reflect State Street or its clients' activity and is indicative of only segments of the entire industry. See endnotes included in the "In This News Release" section.
(2) 2Q22 data for North America includes actuals for April and May 2022 and Morningstar estimates for June 2022.
(3) Line items may not sum to total due to rounding.
(4) 2Q22 data for Europe is on a rolling three month basis for March 2022 through May 2022, sourced by Morningstar.

INVESTMENT SERVICING AUC/A
The following table presents AUC/A information by product and financial instrument.

(As of period end, dollars in billions)	2Q22	1Q22	2Q21	% QoQ	% YoY
Assets Under Custody and/or Administration(1)
By Product Classification:
Collective funds, including ETFs	$13,609	$15,140	$15,048	(10.1)%	(9.6)%
Mutual funds	9,642	10,825	10,873	(10.9)	(11.3)
Pension products	7,764	8,191	8,291	(5.2)	(6.4)
Insurance and other products	7,165	7,568	8,385	(5.3)	(14.5)
Total Assets Under Custody and/or Administration	$38,180	$41,724	$42,597	(8.5)%	(10.4)%
By Financial Instrument:
Equities	$21,953	$25,249	$24,792	(13.1)%	(11.5)%
Fixed-income	10,716	11,303	13,079	(5.2)	(18.1)
Short-term and other investments	5,511	5,172	4,726	6.6	16.6
Total Assets Under Custody and/or Administration	$38,180	$41,724	$42,597	(8.5)%	(10.4)%

(1) Consistent with past practice, AUC/A values for certain asset classes are based on a lag, typically one-month.

INVESTMENT MANAGEMENT AUM
The following tables present 2Q22 activity in AUM by product category.

(Dollars in billions)	Equity	Fixed- Income	Cash	Multi-Asset Class Solutions	Alternative Investments(1)	Total
Beginning balance as of March 31, 2022	$2,530	$601	$393	$229	$269	$4,022
Net asset flows:
Long-term institutional(2)	(52)	(10)	(3)	2	(6)	(69)
ETF	(12)	5	—	—	(1)	(8)
Cash fund	—	—	15	—	—	15
Total flows, net	$(64)	$(5)	$12	$2	$(7)	$(62)
Market appreciation/(depreciation)	(337)	(33)	—	(26)	(21)	(417)
Foreign exchange impact	(43)	(13)	(2)	(3)	(7)	(68)
Total market and foreign exchange impact	$(380)	$(46)	$(2)	$(29)	$(28)	$(485)

Ending balance as of June 30, 2022	$2,086	$550	$403	$202	$234	$3,475

(1) Includes real estate investment trusts, currency and commodities, including SPDR® Gold Shares and SPDR® Gold MiniSharesSM Trust, for which we are not the investment manager but act as the marketing agent.
(2) Amounts represent long-term portfolios, excluding ETFs.

(Dollars in billions)	2Q22	1Q22	4Q21	3Q21	2Q21
Beginning balance	$4,022	$4,138	$3,862	$3,897	$3,591
Net asset flows:
Long-term institutional(1)	(69)	14	28	(6)	55
ETF	(8)	17	50	13	21
Cash fund	15	20	1	(12)	7
Total flows, net	$(62)	$51	$79	$(5)	$83
Market appreciation/(depreciation)	(417)	(153)	208	(12)	224
Foreign exchange impact	(68)	(14)	(11)	(18)	(1)
Total market and foreign exchange impact	$(485)	$(167)	$197	$(30)	$223

Ending balance	$3,475	$4,022	$4,138	$3,862	$3,897

(1) Amounts represent long-term portfolios, excluding ETFs.

REVENUE

(Dollars in millions)	2Q22	1Q22	2Q21	% QoQ		% YoY
Back office servicing fees	$1,205	$1,268	$1,290	(5.0)%		(6.6)%
Middle office services	92	100	104	(8.0)		(11.5)
Servicing fees	1,297	1,368	1,394	(5.2)		(7.0)
Management fees	490	520	504	(5.8)		(2.8)
Foreign exchange trading services	331	359	286	(7.8)		15.7
Securities finance	107	96	109	11.5		(1.8)
Front office software and data	126	138	148	(8.7)		(14.9)
Lending related and other fees	62	63	63	(1.6)		(1.6)
Software and processing fees	188	201	211	(6.5)		(10.9)
Other fee revenue	(43)	29	10	nm		nm
Total fee revenue	$2,370	$2,573	$2,514	(7.9)%		(5.7)%

Net interest income	584	509	467	14.7%		25.1%
Other income	(1)	(1)	53	—		nm
Total Revenue	$2,953	$3,081	$3,034	(4.2)%		(2.7)%

Net interest margin (FTE)(a)	0.94%	0.80%	0.71%	14	bps	23	bps

Servicing fees decreased (7)% compared to 2Q21, primarily driven by lower average equity and fixed income market levels, normal pricing headwinds, client activity/adjustments and the impact of currency translation, partially offset by net new business. Servicing fees decreased (5)% compared to 1Q22, mainly due to lower average equity and fixed income market levels, client activity/adjustments and the impact of currency translation, partially offset by net new business.
•Back office servicing fees decreased (7)% and (5)% compared to 2Q21 and 1Q22, respectively (consistent with total servicing fees above).
•Middle office services decreased (12)% and (8)% compared to 2Q21 and 1Q22, respectively, largely reflecting decreased client AUM from lower market levels and client activity/adjustments.

Management fees decreased (3)% compared to 2Q21, largely reflecting lower average equity and fixed income market levels, a client-specific pricing adjustment and the impact of currency translation, partially offset by the absence of the impact of money market fee waivers and the run rate impact of net ETF inflows. Management fees decreased (6)% compared to 1Q22, largely due to lower average equity and fixed income market levels, partially offset by the absence of the impact of money market fee waivers.

Foreign exchange trading services increased 16% compared to 2Q21, primarily reflecting higher FX spreads, partially offset by lower client FX volumes. Foreign exchange trading services decreased (8)% compared to 1Q22, mainly due to lower client FX volumes, partially offset by higher FX spreads.

Securities finance decreased (2)% compared to 2Q21, largely from lower Agency and Enhanced Custody balances, partially offset by higher spreads. Securities finance increased 11% compared to 1Q22, primarily driven by higher spreads, partially offset by lower Agency and Enhanced Custody balances.

Software and processing fees decreased (11)% and (6)% compared to 2Q21 and 1Q22, respectively, primarily driven by lower Front office software and data revenue associated with CRD.
•Front office software and data decreased (15)% compared to 2Q21, primarily driven by lower on-premises renewals and the absence of episodic fees, partially offset by higher software-enabled revenues. Front office software and data decreased (9)% compared to 1Q22, largely driven by lower on-premises renewals.

Other fee revenue decreased $(53) million compared to 2Q21, largely due to negative market-related adjustments. Other fee revenue decreased $(72) million compared to 1Q22, mainly reflecting negative market-related adjustments and the absence of prior period positive fair value adjustments on equity investments.
(a) Net Interest Margin (NIM) is presented on a fully taxable-equivalent (FTE) basis. Refer to the Addendum for reconciliations of our FTE-basis presentation.

Net interest income (NII) increased 25% compared to 2Q21, primarily driven by higher short and long term interest rates and growth in loan balances. Compared to 1Q22, NII increased 15%, mainly due to higher short and long term interest rates, partially offset by lower investment portfolio balances.

Other income decreased compared to 2Q21, reflecting the absence of a gain on sale of a majority interest in our Wealth Manager Services business in 2Q21.

Total revenues were adversely impacted by currency translation by $63 million and $31 million when compared to 2Q21 and 1Q22, respectively.

EXPENSES

(Dollars in millions)	2Q22	1Q22	2Q21	% QoQ		% YoY
Compensation and employee benefits	$1,046	$1,232	$1,077	(15.1)%		(2.9)%
Information systems and communications	392	423	398	(7.3)		(1.5)
Transaction processing services	240	264	263	(9.1)		(8.7)
Occupancy	96	95	100	1.1		(4.0)
Acquisition and restructuring costs	12	9	11	33.3		9.1
Amortization of other intangible assets	60	61	63	(1.6)		(4.8)
Other	262	243	199	7.8		31.7
Total Expenses	$2,108	$2,327	$2,111	(9.4)%		(0.1)%
Total expenses, excluding notable items(a)	$2,096	$2,318	$2,111	(9.6)%		(0.7)%

Effective tax rate	10.5%	19.9%	18.6%	(940)	bps	(810)	bps

Compensation and employee benefits decreased (3)% compared to 2Q21, mainly driven by lower incentive compensation and the impact of currency translation, partially offset by higher merit increases and contractor spend. Compensation and employee benefits decreased (15)% compared to 1Q22, primarily driven by the absence of seasonal expenses, partially offset by higher merit increases and contractor spend.

Information systems and communications decreased (2)% and (7)% compared to 2Q21 and 1Q22, respectively, primarily due to episodic credits related to vendor pricing optimization initiatives and infrastructure rationalization.

Transaction processing services decreased (9)% compared to both 2Q21 and 1Q22, largely reflecting lower sub-custody costs.

Occupancy decreased (4)% compared to 2Q21, mainly reflecting the impact of currency translation. Occupancy increased 1% compared to 1Q22.

Acquisition and restructuring costs increased compared to both 2Q21 and 1Q22, primarily reflecting costs associated with the proposed BBH Investor Services acquisition.

Other expenses increased 32% compared to 2Q21, largely reflecting higher recoverable client-related expenses,(b) professional fees and travel costs, as well as the absence of prior year notable items. Other expenses increased 8% compared to 1Q22, primarily due to higher recoverable client-related expenses(b) and travel costs.

Total expenses on both a GAAP and excluding notables basis were positively impacted by currency translation by $60 million and $34 million when compared to 2Q21 and 1Q22, respectively.

(a) See "2Q22 Highlights" in this news release for a listing of notable items. Results excluding notable items and/or currency translation impact are non-GAAP measures. Please refer to the Addendum included with this news release for an explanation and reconciliation of non-GAAP measures.as well as the impact of currency translation on the respective line items.
(b) Recoverable client-related expenses are recorded on a gross basis through both revenues and expenses.

TAXES
The effective tax rate decreased to 10.5% from 18.6% and 19.9% in 2Q21 and 1Q22, respectively, primarily reflecting increased discrete tax benefits in 2Q22, including the reassessment of a deferred tax asset valuation allowance.

CAPITAL AND LIQUIDITY
The following table presents preliminary estimates of regulatory capital and liquidity ratios for State Street Corporation.

(As of period end)	2Q22	1Q22	2Q21
Basel III Standardized Approach:
Common equity tier 1 ratio	12.9%	11.9%	11.2%
Tier 1 capital ratio	14.6	13.4	12.9
Total capital ratio	15.9	14.8	14.3

Basel III Advanced Approaches:
Common equity tier 1 ratio	13.5	13.1	11.8
Tier 1 capital ratio	15.3	14.8	13.5
Total capital ratio	16.5	16.2	14.8

Tier 1 leverage ratio	6.0	5.9	5.2
Supplementary leverage ratio	6.6	6.7	6.7

Liquidity coverage ratio	106%	106%	104%

Standardized capital ratios were binding for all periods included above.

CET1 ratio (standardized) increased 1.7% points compared to 2Q21, primarily driven by higher retained earnings, the issuance of $1.9 billion of common stock in 3Q21 to finance the proposed acquisition of BBH Investor Services and lower RWA, partially offset by lower AOCI. CET1 ratio (standardized) increased 1.0% point compared to 1Q22, primarily reflecting planned RWA reductions and management actions to reduce AOCI impact of the investment portfolio.

Tier 1 leverage ratio increased 0.8% point compared to 2Q21, primarily reflecting higher retained earnings and the issuance of $1.9 billion of common stock in 3Q21 to finance the proposed acquisition of BBH Investor Services, partially offset by lower AOCI. Tier 1 leverage ratio increased 0.1% point compared to 1Q22.

Liquidity coverage ratio (LCR) for State Street Corporation was approximately 106%, up 2% points from 2Q21 and flat compared to 1Q22. LCR for State Street Bank and Trust was approximately 122%.

INVESTOR CONFERENCE CALL AND QUARTERLY WEBSITE DISCLOSURE
State Street will webcast an investor conference call today, Friday, July 15, 2022, at 12:00 p.m. ET, available at http://investors.statestreet.com/. The conference call will also be available via telephone, at (888) 396-8049. The Conference ID# is 30142444.

Recorded replay of the conference call will be available on the website and by telephone at (877) 674-7070 beginning approximately two hours after the call's completion. The Conference ID# is 30142444 and the Playback Passcode is 142444 #.

The telephone replay will be available for approximately two weeks following the conference call. This News Release, presentation materials referred to on the conference call and additional financial information are available on State Street's website, at http://investors.statestreet.com/ under “Investor Relations--Investor News & Events" and under the title “Events and Presentations".

State Street intends to publish updates to its public disclosure regarding regulatory capital, as required by the Basel III final rule, and the liquidity coverage ratio, on a quarterly basis on its website at
http://investors.statestreet.com/, under "Filings & Reports." Those updates will be published each quarter, during the period beginning after State Street's public announcement of its quarterly results of operations and ending on or prior to the due date under applicable bank regulatory requirements (i.e., ordinarily, ending no later than 60 days following year-end or 40 days following each other quarter-end, as applicable). For 2Q22, State Street expects to publish its updates during the period beginning today and ending on or about August 9, 2022.

State Street Corporation (NYSE: STT) is one of the world's leading providers of financial services to institutional investors including investment servicing, investment management and investment research and trading. With $38.2 trillion in assets under custody and/or administration and $3.5 trillion* in assets under management as of June 30, 2022, State Street operates globally in more than 100 geographic markets and employs approximately 40,000 worldwide. For more information, visit State Street's website at www.statestreet.com.
* Assets under management as of June 30, 2022 includes approximately $66 billion of assets with respect to SPDR® products for which State Street Global Advisors Funds Distributors, LLC (SSGA FD) acts solely as the marketing agent. SSGA FD and State Street Global Advisors are affiliated.

IN THIS NEWS RELEASE:
•Expenses and other measures are sometimes presented excluding notable items/effects of currency translation. This is a non-GAAP presentation. See the Addendum to this News Release for an explanation and reconciliations of our non-GAAP measures.
•New asset servicing mandates, including announced front-to-back investment servicing clients, may be subject to completion of definitive agreements, approval of applicable boards and shareholders and customary regulatory approvals. New asset servicing mandates and servicing assets remaining to be installed in future periods exclude new business which has been contracted, but for which the client has not yet provided permission to publicly disclose and is not yet installed. These excluded assets, which from time to time may be significant, will be included in new asset servicing mandates and reflected in servicing assets remaining to be installed in the period in which the client provides its permission. Servicing mandates and servicing assets remaining to be installed in future periods are presented on a gross basis and therefore also do not include the impact of clients who have notified us during the period of their intent to terminate or reduce their relationship with State Street, which from time to time may be significant.
•New business in assets to be serviced is reflected in our AUC/A after we begin servicing the assets, and new business in assets to be managed is reflected in our AUM after we begin managing the assets. As such, only a portion of any new asset servicing and asset management mandates may be reflected in our AUC/A and AUM as of any particular date specified. Consistent with past practice, AUC/A values for certain asset classes are based on a lag, typically one-month. Generally, our servicing fee revenues are affected by several factors, including changes in market valuations, client activity and asset flows, net new business and the manner in which we price our services. We provide a range of services to our clients, including core custody services, accounting, reporting and administration and middle office services, and the nature and mix of services provided affects our servicing fees. The basis for fees will differ across regions and clients. The industry in which we operate has historically faced pricing pressure, and our servicing fee revenues are also affected by such pressures today. Consequently, no assumption should be drawn as to future revenue run rate from announced servicing wins or new servicing business yet to be installed, as the amount of revenue associated with AUC/A can vary materially. Management fees generally are affected by our level of AUM and differ based upon the nature, type and investment strategy of the investment product. Management fee revenue is more sensitive to market valuations than servicing fee revenue, as a higher proportion of the underlying services provided, and the associated management fees earned, are dependent on equity and fixed-income security valuations. Additional factors, such as the relative mix of assets managed, may have a significant effect on our management fee revenue. While certain management fees are directly determined by the values of AUM and the investment strategies employed, management fees may reflect other factors, including performance fee arrangements, as well as our relationship pricing for clients.
•Front office software and data ARR, an operating metric, is calculated by annualizing current quarter revenue for CRD and Mercatus and includes the annualized amount of most software-enabled revenue, including revenue generated from SaaS, maintenance and support revenue, FIX, and value-added services, which are all expected to be recognized ratably over the term of client contracts. ARR does not include software-enabled brokerage revenue and revenue from affiliates. Front office software and data ARR was $209 million, $235 million, and $251 million in 2Q21, 1Q22, and 2Q22, respectively.
•Revenue and pre-tax income reflects the application of ASC 606. Revenue recognition under ASC 606 results in the acceleration of a significant portion of revenues for on-premises software agreements when a client goes live or renews their contract with us. The amount of revenue recognized in any given quarter will be driven in large part by client activity, including agreements that renew or are installed in that quarter.
•Unless otherwise noted, all capital ratios referenced on this News Release and elsewhere in this presentation refer to State Street Corporation, or State Street, and not State Street Bank and Trust Company, or State Street Bank. The lower of capital ratios calculated under the Basel III advanced approaches and under the Basel III standardized approach are applied in the assessment of our capital adequacy for regulatory purposes. Standardized ratios were binding for 2Q22. Refer to the Addendum included with this News Release for additional information. All capital ratios are estimated. Liquidity Coverage Ratio (LCR) is a preliminary estimate based on a quarterly daily average.
•All earnings per share amounts represent fully diluted earnings per common share.
•Return on average common shareholders' equity is determined by dividing annualized net income available to common equity by average common shareholders' equity for the period.
•Quarter-over-quarter (QoQ) is a sequential quarter comparison. Year-on-year (YoY) is the current period compared to the same period a year ago.
•"AUC/A" denotes Assets Under Custody and/or Administration; "AUC" denotes Assets Under Custody; "AUM" denotes Assets Under Management; "SPDR" denotes Standard and Poor's Depository Receipt; "ETF" denotes Exchange-traded fund; "nm" denotes not meaningful; "EOP" denotes end of period.
•"CRD" denotes Charles River Development; "SaaS" denoted Software as a service; "FIX" denotes The Charles River Network's FIX Network Service (CRN); "on-premises" denotes on-premises revenue as recognized in the CRD business.

•"Libor" denotes London Inter-Bank Offered Rate; "Euribor" denotes Euro Inter-Bank Offered Rate.
•"RWA" denotes risk-weighted assets "AOCI" denotes Accumulated other comprehensive income; 'AFS" denotes Available-for-sale; "SA-CCR" denotes Standard Approach for Counterparty Credit Risk.
•"FTE" denotes fully taxable-equivalent basis; NIM is presented on an FTE-basis. Refer to the Addendum for reconciliations of our FTE-basis presentation.
•Industry data is provided for illustrative purposes only. It is not intended to reflect State Street's or its clients' activity and is indicative of only selected segments of the entire industry.
◦Morningstar data includes long-term mutual funds, ETF’s and Money Market funds. Mutual fund data represents estimates of net new cash flow, which is new sales minus redemptions combined with net exchanges, while ETF data represents net issuance, which is gross issuance less gross redemptions. Data for Fund of Funds, Feeder funds and Obsolete funds were excluded from the series to prevent double counting. Data is from the Morningstar Direct Asset Flows database.
◦The long-term fund flows reported by Morningstar in North America are composed of US domiciled Market flows mainly in Equities, Allocation and Fixed Income asset classes. 2Q22 data for North America (US domiciled) includes Morningstar actuals for April and May 2022 and Morningstar estimates for June 2022.
◦The long-term funds flows reported by Morningstar direct in EMEA are composed of the European market flows mainly in Equities, Allocation and Fixed Incomes asset classes. 2Q22 data for Europe is on a rolling three month basis for March 2022 through May 2022, sourced by Morningstar.

FORWARD LOOKING STATEMENTS
This News Release (and the conference call referenced herein) contains forward-looking statements within the meaning of United States securities laws, including statements about our goals and expectations regarding our business, financial and capital condition, results of operations, strategies, the financial and market outlook, proposed acquisition of the Brown Brothers Harriman (BBH) Investor Services business, dividend and stock purchase programs, governmental and regulatory initiatives and developments, expense reduction programs, new client business, and the business environment. Forward-looking statements are often, but not always, identified by such forward-looking terminology as “outlook,” "intend," "target," “guidance,” “expect,” “priority,” “objective,” “plan,” “forecast,” “believe,” “anticipate,” “estimate,” “seek,” “may,” “will,” “trend,” “strategy” and “goal,” or similar statements or variations of such terms. These statements are not guarantees of future performance, are inherently uncertain, are based on current assumptions that are difficult to predict and involve a number of risks and uncertainties. Therefore, actual outcomes and results may differ materially from what is expressed in those statements, and those statements should not be relied upon as representing our expectations or beliefs as of any time subsequent to the time this News Release is first issued.
Important factors that may affect future results and outcomes include, but are not limited to:
•The consummation of our planned acquisition of the BBH Investor Services business is subject to the receipt of regulatory approvals and the satisfaction of other closing conditions, the failure or delay of which may prevent or further delay the consummation of the acquisition;
•While we've been engaged in discussions with US banking regulators and have developed with BBH proposed modifications to our proposed acquisition of the BBH Investor Services business, including changes to the operating model and legal entity structure and changes to regulatory approvals required to consummate the transaction, intended to facilitate resolution of the regulatory review process and a path to consummating the transaction, State Street is seeking amendments to the transaction terms, including the purchase price, as part of such a modified transaction, which such amendments will be subject to review and approval by both BBH and our Board of Directors, and there can be no assurance that a mutually acceptable modified transaction will be entered into or as to the timing or outcome of any regulatory approvals and other closing conditions for that modified transaction; and absent further agreement of the parties, after September 6, 2022 either party can terminate the transaction without penalty;
•Assuming the financial and operational aspects of the proposed modifications to our proposed acquisition of the BBH Investor Services business are timely finalized and contracted, subject to regulatory approval and other closing conditions, the parties are aiming to close the transaction at the end of the fourth quarter of 2022; however, there exists significant timing uncertainty and risk that closing will extend beyond that timeline; and even if we successfully consummate a modified transaction, we may fail to realize some or all of the anticipated benefits of the transaction or the benefits may take longer to realize than expected;
•We are subject to intense competition, which could negatively affect our profitability;
•We are subject to significant pricing pressure and variability in our financial results and our AUC/A and AUM;
•Our development and completion of new products and services, including State Street Digital and State Street Alpha, and the enhancement of our infrastructure required to meet increased regulatory and client expectations for resiliency and the systems and process re-engineering necessary to achieve improved productivity and reduced operating risk, may involve costs and dependencies and expose us to increased risk;
•Our business may be negatively affected by our failure to update and maintain our technology infrastructure;
•The COVID-19 pandemic continues to exacerbate certain risks and uncertainties for our business;
•Acquisitions, strategic alliances, joint ventures and divestitures, and the integration, retention and development of the benefits of our acquisitions, pose risks for our business;
•Competition for qualified members of our workforce is intense, and we may not be able to attract and retain the highly skilled people we need to support our business;
•We could be adversely affected by geopolitical, economic and market conditions, including, for example, resulting from the present conflict in Ukraine;
•We have significant International operations, and disruptions in European and Asian economies could have an adverse effect on our consolidated results of operations or financial condition;
•Our investment securities portfolio, consolidated financial condition and consolidated results of operations could be adversely affected by changes in the financial markets;
•Our business activities expose us to interest rate risk;
•We assume significant credit risk to counterparties, who may also have substantial financial dependencies with other financial institutions, and these credit exposures and concentrations could expose us to financial loss;
•Our fee revenue represents a significant portion of our consolidated revenue and is subject to decline based on, among other factors, market and currency declines, investment activities of our clients and their business mix;

•If we are unable to effectively manage our capital and liquidity, our consolidated financial condition, capital ratios, results of operations and business prospects could be adversely affected;
•We may need to raise additional capital or debt in the future, which may not be available to us or may only be available on unfavorable terms;
•If we experience a downgrade in our credit ratings, or an actual or perceived reduction in our financial strength, our borrowing and capital costs, liquidity and reputation could be adversely affected;
•Our business and capital-related activities, including common share repurchases, may be adversely affected by capital and liquidity standards required as a result of capital stress testing;
•We face extensive and changing government regulation in the jurisdictions in which we operate, which may increase our costs and compliance risks;
•We are subject to enhanced external oversight as a result of the resolution of prior regulatory or governmental matters;
•Our businesses may be adversely affected by government enforcement and litigation;
•Any misappropriation of the confidential information we possess could have an adverse impact on our business and could subject us to regulatory actions, litigation and other adverse effects;
•Our calculations of risk exposures, total RWA and capital ratios depend on data inputs, formulae, models, correlations and assumptions that are subject to change, which could materially impact our risk exposures, our total RWA and our capital ratios from period to period;
•Changes in accounting standards may adversely affect our consolidated financial statements;
•Changes in tax laws, rules or regulations, challenges to our tax positions and changes in the composition of our pre-tax earnings may increase our effective tax rate;
•The transition away from LIBOR may result in additional costs and increased risk exposure;
•Our control environment may be inadequate, fail or be circumvented, and operational risks could adversely affect our consolidated results of operations;
•Cost shifting to non-U.S. jurisdictions and outsourcing may expose us to increased operational risk, geopolitical risk and reputational harm and may not result in expected cost savings;
•Attacks or unauthorized access to our information technology systems or facilities, or those of the third parties with which we do business, or disruptions to our or their continuous operations, could result in significant costs, reputational damage and impacts on our business activities;
•Long-term contracts expose us to pricing and performance risk;
•Our businesses may be negatively affected by adverse publicity or other reputational harm;
•We may not be able to protect our intellectual property;
•The quantitative models we use to manage our business may contain errors that could result in material harm;
•Our reputation and business prospects may be damaged if our clients incur substantial losses or are restricted in redeeming their interests in investment pools that we sponsor or manage;
•The impacts of climate change, and regulatory responses to such risks, could adversely affect us; and
•We may incur losses as a result of unforeseen events including terrorist attacks, natural disasters, the emergence of a new pandemic or acts of embezzlement.
Other important factors that could cause actual results to differ materially from those indicated by any forward-looking statements are set forth in our 2021 Annual Report on Form 10-K and our subsequent SEC filings. We encourage investors to read these filings, particularly the sections on risk factors, for additional information with respect to any forward-looking statements and prior to making any investment decision. The forward-looking statements contained in this News Release (and the conference call referenced herein) should not by relied on as representing our expectations or beliefs as of any time subsequent to the time this News Release is first issued, and we do not undertake efforts to revise those forward-looking statements to reflect events after that time.